Dear Shareholders:

As most of you know, I was appointed President and Chief Executive Officer of Neuro-Hitech, Inc. (NHPI) on August 23, 2007. I have spent the past few months conducting an internal review of our company’s development efforts and am delighted to report that my review further reinforced my belief that our company is well positioned with Huperzine A to address the large and growing unmet medical needs of Alzheimer’s patients. I am looking forward to communicating our company’s story to the investment community and intend for this letter to be the first of many I share with you as we continue to work toward our goals.

Private Offering

We recently concluded a private offering that raised approximately $5 million in net proceeds to the company. The net proceeds will enable us to complete the Phase II trial of Huperzine A, which is being tested for safety and efficacy in the treatment of mild to moderate Alzheimer’s disease. In addition, if the Phase II trial is successful, we believe that the net proceeds raised in the offering will provide our company the capital needed to prepare for Phase III clinical trials and conduct a Phase I trial of a transdermal formulation of Huperzine A.

The Huperzine A Opportunity

Since joining the company in August, I have been conducting an internal review of our company's development efforts through our partnership relationships. I am pleased to report that I was favorably impressed by the progress being made. Recently, I have been working with the team at NHPI and the Alzheimer’s Cooperative Study Group to prepare for the completion of the double blind portion of our Phase II efficacy trial. I am proud to report that we remain on target to release data in early 2008.

As part of my review, I recently met with Dr. Aisen of the Georgetown University School of Medicine to discuss the state of the clinical studies. I am pleased with the progress being made on the trial and remain optimistic about the results. Our partnership with OrgSyn is also promising with good progress being made on the development of synthetic Huperzine A. I remain excited about the potential development of that product. Additionally, our work with XEL Herbaceuticals on the transdermal patch is moving forward. We remain optimistic about its potential and hope to move into Phase I trials during 2008.

There is also exciting scientific news that has been recently published on Huperzine A. Earlier this year, researchers at Harvard Medical School reported interesting data that Huperzine A diminishes amyloid beta generation via protein kinase and MAP kinase pathways. These findings further support our belief that the therapeutic effects of Huperzine A may be exerted via multiple pharmacological mechanisms.

I am excited about the positive news that is being generated around Huperzine A and look forward to reporting top-line data from our Phase II efficacy trial in the first quarter of 2008.

Shareholder Communications

Prior to joining Neuro-Hitech, I was a biotech private equity investor and understand the importance of having the company’s story understood by current and potential investors. We have a fresh, exciting story to tell, and the more it is heard by the public and the investor community, the greater the likelihood that our shareholder value will be increased to properly reflect what we believe to be our company’s potential.

As part of these efforts, we intend to expand our communication efforts, especially as company and industry events warrant. To help assure our shareholders that they will be heard, we have established an email address at investors@neurohitech.com which will be monitored and forwarded to me on a regular basis. I will make my best effort to see that your questions, compliments, concerns or complaints are addressed in a timely fashion.

My Experience

As I indicated in August, I joined Neuro-Hitech because I believed that it was well positioned with Huperzine A to address the unmet medical needs of Alzheimer’s patients in the large and growing Alzheimer Disease market. Everything I have seen and learned these past few months has further reinforced this belief. I am eager to apply my industry knowledge to help bring Huperzine A to the market and to transform Neuro-Hitech from an early stage biotechnology company, to a leading provider of Alzheimer’s treatments in the United States and abroad.

Finally, on behalf of the company, I would like to take this opportunity to thank you for your continued support and belief in our company. The foundation we have built with your support over the last two years will be the basis for our future growth.

I am very excited to have the opportunity to lead Neuro-Hitech and look forward to updating all of you in the future. We expect 2008 to be a pivotal year of achievement and hope we can begin contributing to the needs of Alzheimer’s patients and their families while creating increased value for you, our shareholders.

You have my assurance that the entire management team is approaching its role enthusiastically, with a clear determination to achieve our goals. We look forward to your continued confidence and support.

Sincerely,

Gary T. Shearman, Ph.D.
President and Chief Executive Officer